Exhibit 99.1

Navigators Names Meryl D. Hartzband to Board of Directors

STAMFORD, CT, December 7, 2016 – The Board of Directors of The Navigators Group, Inc. (NASDAQ:NAVG) today announced the appointment of Meryl D. Hartzband as an independent director to the Company, effective immediately. Ms. Hartzband will serve on the Compensation and Finance Committees of the Board of Directors.

Ms. Hartzband was a founding partner of Stone Point Capital, a private equity firm that focuses on investing in the global financial services industry. She served as the firm’s Chief Investment Officer and as a member of the Investment Committees of the Trident Funds from 1999-2015. She joined Stone Point from J.P. Morgan & Co., where she was a Managing Director. During her 16 year career at J.P. Morgan, she specialized in managing private equity investments in the financial services industry. She is currently a director of Vanbridge Holdings Ltd., and previously served as a director of ACE Limited, Travelers Property Casualty Corp., AXIS Capital Holdings Limited, Alterra Capital Holdings Limited, and numerous portfolio companies of the Trident Funds. Ms. Hartzband received a B.A. degree from Cornell University and an M.B.A. from the Columbia University Graduate School of Business.

“We are excited to welcome Meryl to the Navigators’ Board,” said Stanley A. Galanski, President and Chief Executive Officer. “Her accomplished career in the financial services industry and deep knowledge of investment portfolio strategy will be a tremendous asset as we continue to build and expand our business. We appreciate her willingness to serve as a director and look forward to benefitting from her experience and counsel.”

About Navigators

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies and operations at Lloyd’s. Navigators has offices in the United States, the United Kingdom and Continental Europe, as well as a representative office in China.

Safe Harbor

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe” or similar expressions are intended to identify such forward-looking statements. Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent reports on Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators’ undertakes no obligation to publicly update or revise any forward-looking statement.

Investors

Ciro M. DeFalco

Senior Vice President and Chief Financial Officer

+1 203 905 6343

Media

Courtney Oldrin

Head of Communications

coldrin@navg.com

+1 203 905 6531